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Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2011 FINANCIAL RESULTS

▪	Quarterly Net Sales of $319 million, up 15%

▪	Quarterly Operating Margins expand to 9.2%, a 210 bps improvement

▪	First quarter 2011 diluted EPS of $0.34, up 62%

▪	2011 EPS Guidance raised to $1.23 to $1.38 per diluted share, up 30% to 45%

BRISTOL, Conn., April 29, 2011 - Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the first quarter 2011. Net sales grew 15 percent to $318.8 million from $278.1 million in the first quarter of 2010. Net income for the first quarter was up 61 percent to $19.1 million, or $0.34 per diluted share, from $11.8 million, or $0.21 per diluted share, a year earlier.
“Barnes Group's first quarter of 2011 was a good start to the year,” said Gregory F. Milzcik, President and Chief Executive Officer. “We delivered solid improvements in net sales, operating margin, net income and earnings per share, while continuing to strengthen our position in attractive and growing end-markets around the world. These results demonstrate positive and building momentum from our ongoing growth and profitability initiatives. These initiatives have contributed to the fundamental value of our business, and we expect to unlock more of this value in 2011 and the years ahead.”

($ millions; except per share data)	Three months ended March 31,
	2011	2010	Change
Net Sales	$318.8	$278.1	$40.6	14.6%
Operating Income	$29.4	$19.7	$9.8	49.7%
% of Sales	9.2%	7.1%	—	2.1	pts.
Net Income	$19.1	$11.8	$7.2	61.2%
% of Sales	6.0%	4.3%	—	1.7	pts.
Net Income Per Diluted Share	$0.34	$0.21	$0.13	61.9%

Logistics and Manufacturing Services

•
First-quarter 2011 net sales were $150.0 million, up 11 percent from $135.3 million in the same period last year. This growth was driven by strengthening end-market demand in the Company's North American distribution businesses and increased overhaul and repair activity in the aerospace aftermarket business. Foreign currency translation positively affected first-quarter 2011 net sales by approximately $1.4 million.

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•
Operating profit increased 56 percent to $13.0 million, from $8.3 million in the first quarter of 2010. This growth was driven primarily by the profit impact of the higher sales volumes in all businesses, particularly those in North America. These factors were partially offset by higher employee-related costs and other accruals.

Precision Components

•
First-quarter 2011 net sales were $171.6 million, up 18 percent from $145.8 million in the same period last year. This increase was primarily a result of improvements in North American and European industrial manufacturing markets, as well as greater demand from the Company's customers in the transportation industry, including automotive. Net sales in the aerospace original equipment manufacturing business also improved compared with the first quarter of 2010. Foreign exchange positively affected net sales by approximately $3.4 million in the first quarter.

•
Operating profit increased 45 percent to $16.4 million, from $11.3 million in the first quarter of 2010. This growth primarily reflected the profit impact of higher sales levels, combined with lower cost structures resulting from the Company's previous actions and lean initiatives. These factors were partially offset by higher costs related to investments in operational improvements, employee-related costs and investments in new product introductions.

Additional Information

•
During the quarter, Barnes Group exercised its right to redeem the remaining $92.5 million principal amount of the 3.75 percent Convertible Notes, effective April 5, 2011. The Company has elected to pay cash to holders of the 3.75 percent Convertible Notes surrendered for conversion, including the value of any residual value shares of common stock that might be payable. The Company intends to use borrowings under its senior credit facility to finance the redemption of the 3.75 percent Convertible Notes.

•
Interest expense decreased $1.5 million in the first quarter of 2011 to $3.7 million. The decrease was primarily a result of lower interest rates and lower debt discount amortization related to the 3.75 percent Convertible Notes.

•
The Company's effective tax rate for the first quarter of 2011 was 24.5 percent, compared to 16.8 percent in the first quarter and full year 2010. The increase in the first quarter 2011 effective tax rate from the full year 2010 rate was primarily driven by the projected shift of income to higher-taxing jurisdictions and the planned repatriation of a portion of current year foreign earnings.

Revised 2011 Outlook
Barnes Group is updating its guidance for 2011. The Company now expects revenue to grow 8 to 11 percent from 2010, and earnings per diluted share to be in the range of $1.23 to $1.38, up 30 to 45 percent.
Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss first-quarter 2011 results at 8:30 a.m. EST today, April 29, 2011. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support. Founded in 1857, approximately 4,900 dedicated

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employees at more than 67 locations worldwide are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com. Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; restructuring costs or savings; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
Chris Stephens
SVP of Finance & Chief Financial Officer
860.583.7070

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2011	2010	% Change
Net sales	$318,754	$278,137	14.6

Cost of sales	203,175	178,023	14.1
Selling and administrative expenses	86,130	80,447	7.1
	289,305	258,470	11.9
Operating income	29,449	19,667	49.7

Operating margin	9.2%	7.1%

Interest expense	3,668	5,118	(28.3)
Other expense (income), net	505	324	55.9
Income before income taxes	25,276	14,225	77.7

Income taxes	6,204	2,396	NM
Net income	$19,072	$11,829	61.2

Common dividends	$4,351	$4,396	(1.0)

Per common share:
Net income:
Basic	$0.35	$0.21	66.7
Diluted	0.34	0.21	61.9
Dividends	0.08	0.08	—

Weighted average common shares outstanding:
Basic	54,715,953	55,393,625	(1.2)
Diluted	55,603,892	55,965,287	(0.6)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2011	2010	% Change
Net sales
Logistics and Manufacturing Services	$150,019	$135,282	10.9
Precision Components	171,573	145,781	17.7
Intersegment sales	(2,838)	(2,926)	3.0
Total net sales	$318,754	$278,137	14.6

Operating profit
Logistics and Manufacturing Services	$13,010	$8,324	56.3
Precision Components	16,439	11,343	44.9
Total operating profit	29,449	19,667	49.7

Interest expense	3,668	5,118	(28.3)
Other expense (income), net	505	324	55.9
Income before income taxes	$25,276	$14,225	77.7

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$16,827	$13,450
Accounts receivable	230,050	197,715
Inventories	217,313	216,382
Deferred income taxes	7,165	10,449
Prepaid expenses and other current assets	13,371	12,212
Total current assets	484,726	450,208

Deferred income taxes	41,078	42,722
Property, plant and equipment, net	225,185	218,434
Goodwill	393,394	384,241
Other intangible assets, net	289,291	290,798
Other assets	17,188	16,854
Total assets	$1,450,862	$1,403,257

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$4,568	$4,930
Accounts payable	98,268	98,191
Accrued liabilities	75,588	86,602
Long-term debt - current	93,272	93,141
Total current liabilities	271,696	282,864

Long-term debt	280,076	259,647
Accrued retirement benefits	108,140	112,886
Other liabilities	36,239	35,741

Total stockholders' equity	754,711	712,119
Total liabilities and stockholders' equity	$1,450,862	$1,403,257

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2011	2010
Operating activities:
Net income	$19,072	$11,829
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	14,034	12,671
Amortization of convertible debt discount	610	1,389
Gain on disposition of property, plant and equipment	(104)	(54)
Stock compensation expense	2,102	1,777
Withholding taxes paid on stock issuances	(624)	(71)
Changes in assets and liabilities:
Accounts receivable	(25,739)	(17,193)
Inventories	1,561	(1,578)
Prepaid expenses and other current assets	(413)	(3,940)
Accounts payable	120	8,225
Accrued liabilities	(12,518)	(793)
Deferred income taxes	5,269	314
Long-term retirement benefits	(6,636)	(5,575)
Other	(1,385)	756
Net cash (used) provided by operating activities	(4,651)	7,757

Investing activities:
Proceeds from disposition of property, plant and equipment	114	64
Capital expenditures	(12,488)	(5,868)
Other	(3,211)	(785)
Net cash used by investing activities	(15,585)	(6,589)

Financing activities:
Net change in other borrowings	(526)	(3,062)
Payments on long-term debt	(60,489)	(78,593)
Proceeds from the issuance of long-term debt	80,300	80,900
Proceeds from the issuance of common stock	7,759	2,419
Dividends paid	(4,351)	(4,396)
Excess tax benefit on stock awards	492	—
Other	(83)	(56)
Net cash provided (used) by financing activities	23,102	(2,788)

Effect of exchange rate changes on cash flows	511	(454)
Increase (decrease) in cash and cash equivalents	3,377	(2,074)

Cash and cash equivalents at beginning of period	13,450	17,427
Cash and cash equivalents at end of period	$16,827	$15,353